Exhibit 99.1

Computer Programs and Systems, Inc. Announces Fourth Quarter and
Year-End Results; Company Increases Quarterly Dividend to $0.12 Per
Share

    MOBILE, Ala.--(BUSINESS WIRE)--Feb. 3, 2004--Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI):

    Highlights:

    --  Revenues increased 10.2% to $81.3 million for the year;

    -- Cash collections of $82.1 million for the year on sales of $81.3 million;

    -- Signed 12 new contracts in the fourth quarter, bringing total contracts for the year to 48;

    --  Implementation of new PACS, ImageLink(TM) at three hospitals;
        and

    --  Increased quarterly dividend to $0.12 per share.

    Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI), a leading provider of healthcare information solutions, today announced results for the fourth quarter and year ended December 31, 2003.
    The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.12 (twelve cents) per share, an increase from the quarterly dividend of $0.085 (eight and 1/2 cents) per share paid in 2003. The dividend will be paid on February 27, 2004, to shareholders of record as of the close of business on February 13, 2004.
    David Dye, chief executive officer and president of CPSI, stated, "We are proud of our company's performance in 2003, particularly in light of the difficult environment we faced during the year due to the overall poor financial condition of our target market, community hospitals. Our positive free cash flow of $6.0 million (before the payment of dividends) for the year is a testament to the quality of the products and support we provide to our customers. The CPSI Board of Directors believes that the best use of the Company's cash, in excess of what we need to continue to grow our business long-term, is to distribute it to our shareholders through dividends. CPSI has no current intention to pursue acquisitions, and we remain committed to the development of our product suite, as evidenced by the recent announcement of the release of our PACS product, ImageLink(TM)."
    Total revenues for the fourth quarter ended December 31, 2003, increased 6.4% to $21.7 million compared with total revenues of $20.4 million for the prior year. Net income for the quarter ended December 31, 2003, was $2.2 million, or $0.21 per diluted share, compared with net income of $2.4 million, or $0.23 per diluted share, for the prior year.
    Total revenues for the year ended December 31, 2003, increased 10.2% to $81.3 million compared with total revenues of $73.7 million for the prior year. Net income for the year was $7.9 million, or $0.75 per diluted share, compared with pro forma net income of $8.0 million, or $0.80 per diluted share, for the prior year. The IPO in May 2002 resulted in a lower average diluted share count for 2002, and, therefore, higher fully diluted earnings per share on comparable net income. Pro forma adjustments reflect the provision for income taxes as if the Company had been taxed as a C corporation for all periods presented. Excluding pro forma adjustments, income before taxes for the year ended December 31, 2003 and 2002, was $12.9 million and $12.6 million, respectively. During the fourth quarter, we completed the filings of all S corporation and C corporation returns for the year ended 2002. Based on these final 2002 tax returns, we recorded an additional expense of $170,000 in the current period, which increased our effective tax rate for 2003 to 39.0%.
    Mr. Dye continued, "During the fourth quarter, we added 12 new facilities to our client base, bringing the total number of new clients in 2003 to 48 and increasing our customer base to 490 clients as of the end of the year. The 12 new hospital clients ranged in size from 15 to 130 total beds, and the average contract size was $0.5 million."
    Commenting on the projected first quarter operations, Mr. Dye stated, "We are anticipating a comparably difficult first quarter due to the timing of new customer installations, the low average total deal size of new contracts, and a lack of major add-on product installations by our current customers. Our 12-month backlog as of December 31, 2003, was $60.7 million, consisting of $15.8 million in non-recurring system purchases and $44.9 million in recurring payments for support, outsourcing, ASP and ISP contracts, compared with a 12-month backlog of $58.3 million as of December 31, 2002. For the first quarter of 2004, we anticipate total revenues of $17 to $18 million and net income of approximately $0.4 to $0.7 million, or $0.04 to $0.06 per diluted share."
    In closing, Mr. Dye added, "Despite current market conditions, we are extremely optimistic about the long term growth prospects for CPSI based on several factors. Most importantly, we believe that the Medicare Prescription Drug Bill passed late last year will have a significant positive impact on the financial health of community hospitals due to the increased reimbursement provisions in the bill for rural hospitals. This anticipated increase in spending capacity, combined with the well documented under-utilization of information technology in the healthcare industry today and the growing focus on the need for information technology in our market, should lead to a dramatically improved marketplace for hospital information system vendors by the end of 2004. We are confident that CPSI is well positioned competitively to take advantage of the opportunities that lie ahead of us."
    A listen-only simulcast and replay of CPSI's fourth quarter and year-end conference call will be available on-line at www.cpsinet.com and www.fulldisclosure.com on February 4, 2004, beginning at 9:00 a.m. Eastern Time.

    About Computer Programs and Systems, Inc.

    CPSI is a leading provider of healthcare information solutions for community hospitals with 490 client hospitals in 45 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI's staff of over 650 technical, healthcare, and medical professionals provide system implementation and continuing support services as part of a comprehensive program designed to respond to clients' information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

    This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potential," "may," "continue," "should," "will" and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.


                  COMPUTER PROGRAMS AND SYSTEMS, INC.
             Unaudited Condensed Statements of Operations
                 (in thousands, except per share data)

                                  Three Months Ended    Year Ended
                                     December 31,      December 31,
                                   ----------------  ----------------
                                    2003     2002     2003     2002
                                   -------  -------  -------  -------
Sales revenues:
 System sales                      $10,886  $10,659  $39,708  $38,309
 Support and maintenance             9,100    8,163   34,567   30,246
 Outsourcing                         1,743    1,594    7,028    5,189
                                   -------  -------  -------  -------
   Total sales revenues             21,729   20,416   81,303   73,744

Cost of sales:
 System sales                        7,240    6,933   28,045   25,838
 Support and maintenance             4,162    3,821   16,100   13,905
 Outsourcing                         1,104      966    4,259    3,182
                                   -------  -------  -------  -------
   Total cost of sales              12,506   11,720   48,404   42,925
                                   -------  -------  -------  -------
   Gross profit                      9,223    8,696   32,899   30,819

Operating expenses:
 Sales and marketing                 1,610    1,600    6,126    5,933
 General and administrative          3,878    3,630   14,227   12,817
                                   -------  -------  -------  -------
   Total operating expenses          5,488    5,230   20,353   18,750
                                   -------  -------  -------  -------

   Operating income                  3,735    3,466   12,546   12,069
Interest income, net                    63       56      216      190
Other                                   61      136      121      362
                                   -------  -------  -------  -------
   Income before taxes               3,859    3,658   12,883   12,621
Provision for income taxes           1,637    1,273    5,017    1,971
                                   -------  -------  -------  -------
   Net income                       $2,222   $2,385   $7,866  $10,650
                                   =======  =======  =======  =======

Basic earnings per share             $0.21    $0.23    $0.75    $1.06
                                   =======  =======  =======  =======
Diluted earnings per share           $0.21    $0.23    $0.75    $1.06
                                   =======  =======  =======  =======

Pro Forma Income Data:
Income before taxes
 as reported                                                  $12,621
Pro forma provision
 for income taxes                                               4,577
                                                              -------
Pro forma net income                                           $8,044
                                                              =======
Pro forma basic earnings
 per share                                                      $0.80
                                                              =======
Pro forma diluted earnings
 per share                                                      $0.80
                                                              =======
Weighted average
 shares outstanding:
  Basic                             10,488   10,488   10,488   10,024
  Diluted                           10,511   10,563   10,537   10,061


                  COMPUTER PROGRAMS AND SYSTEMS, INC.
                  Unaudited Condensed Balance Sheets
                            (in thousands)

                                                     Dec. 31, Dec. 31,
                                                      2003      2002
                                                     -------  -------

                                ASSETS

Current assets:
 Cash and cash equivalents                            $9,473   $6,352
 Accounts receivable, net of allowance for
  doubtful accounts of $904 and $768 respectively     11,917   12,599
 Financing receivables, current portion                1,113    1,341
 Inventory                                             1,102    1,615
 Deferred tax assets                                     973    1,006
 Prepaid expenses                                        364      328
 Prepaid income taxes                                    120       --
                                                     -------  -------
   Total current assets                               25,062   23,241

Financing receivables, long-term                         794      841
Property and equipment                                 9,909    8,216
Accumulated depreciation                              (4,561)  (3,389)
                                                     -------  -------

   Total assets                                      $31,204  $28,909
                                                     =======  =======

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                     $1,126   $2,094
 Deferred revenue                                      1,634    2,348
 Sales and use taxes payable                              39    1,258
 Accrued vacation                                      1,562    1,317
 Other accrued liabilities                             1,091    1,219
 Income taxes payable                                     --      194
                                                     -------  -------
   Total current liabilities                           5,452    8,430


Stockholders' equity:
 Common stock, par value $0.001 per share,
  30,000,000 shares authorized, 10,489,849
  and 10,488,000 shares issued and
  outstanding, respectively                               10       10
 Additional paid-in capital                           17,290   17,259
 Deferred compensation                                  (174)    (225)
 Retained earnings                                     8,626    3,435
                                                     -------  -------
   Total stockholders' equity                         25,752   20,479
                                                     -------  -------

   Total liabilities and stockholders' equity        $31,204  $28,909
                                                     =======  =======

    CONTACT: Computer Programs and Systems, Inc., Mobile
             M. Stephen Walker, 251-639-8100